UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)        May 29, 2003

COGENTRIX ENERGY, INC.
(Exact name of registrant as specified in its chapter)

North Carolina (State of incorporation)	33-74254 (Commission File Number)	56-1853081 (IRS Employer Identification No.)

9405 Arrowpoint Boulevard, Charlotte, North Carolina  28273-8110
(Address of principal executive offices including Zip Code)

Registrant's telephone number, including area code      (704) 525-3800

Item 2.  Disposition of Assets.

Sale of Interest in Green Country Energy, LLC

Cogentrix of Oklahoma, Inc. ("COK"), an indirect, wholly-owned subsidiary of Cogentrix Energy, Inc., ("CEI") was formed to own and hold 100% of the membership interest in Green Country Energy, LLC ("Green Country"). Green Country is the owner of an approximate 810-megawatt combined-cycle, natural gas-fired electric generating facility located in Jenks, Oklahoma.

On June 10, 2003, COK sold 100% of its direct membership interest in Green Country to a newly formed limited liability company, Green Country Holding LLC (the "Purchaser") formed by affiliates of General Electric Structured Finance, Inc. (collectively, "GESF") in exchange for cash consideration and a 10% interest in the Purchaser. As a result of the transaction, Green Country is now wholly-owned by the Purchaser, and the Purchaser is 90% owned by GESF and 10% owned by COK. COK remains an indirect, wholly-owned subsidiary of CEI. The purchase was effected pursuant to a purchase agreement dated April 11, 2003 (the "Purchase Agreement"). The sale to the Purchaser was consummated in connection with a refinancing of the Green Country bank loan which refinancing required additional equity contributions from GESF and COK. GESF contributed the entire cash consideration for the sale and a capital contribution to the Purchaser as required under the refinancing of the Green Country bank loan.

In connection with the refinancing and sale of the Green Country interest, GESF and the financial institutions providing the refinancing required that CEI and COK provide certain guarantees and indemnities pursuant to the Purchase Agreement and other related transaction agreements. These guarantees and indemnities are related to any claims, costs or expenses arising from: (1) certain litigation to which Green Country is a party, (2) a performance guarantee for services provided to Green Country by a CEI affiliate, and (3) any claim arising out of a breach of representations and warranties made under the Purchase Agreement. In connection with the refinancing, COK agreed to escrow (the "Litigation Escrow") a portion of the sale proceeds until final and non-appealable resolution of the litigation has been reached.

The sale proceeds received by CEI, net of the Litigation Escrow, COK capital contribution required upon refinancing, and transaction costs were approximately $72 million. CEI utilized $50 million of these proceeds to repay borrowings outstanding under the CEI corporate credit facility.

Item 5.  Other Information.

Corporate Credit Facility

As a result of the maturity of $247.5 million in obligations outstanding under the CEI corporate credit facility in October 2003, CEI's independent auditors expressed a going concern uncertainty in their report on CEI's consolidated financial statements for the year ended December 31, 2002, which triggered an event of default under the corporate credit facility. On May 29, 2003, CEI executed a forbearance agreement with the lenders to the corporate credit facility pursuant to which the lenders agreed to forbear through July 31, 2003 from terminating their commitments or accelerating the outstanding obligations and demanding payment. Additionally, the lenders agreed to allow CEI to continue to convert to borrowings, drawings under outstanding letters of credit issued under the corporate credit facility during this forbearance period.

In consideration of the aforementioned forbearance, CEI agreed to: (1) utilize $50 million of the Green Country sale proceeds to repay borrowings outstanding under the corporate credit facility, (2) utilize any net proceeds of the Litigation Escrow received by CEI to repay borrowings outstanding under the corporate credit facility, (3) restrict any CEI subsidiaries from modifying or terminating any letter of credit issued under the corporate credit facility, and (4) reduce the lenders' commitment under the corporate credit facility from $250 million to $225 million upon receipt of the $50 million repayment related to the Green Country sale proceeds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 18, 2003	COGENTRIX ENERGY, INC. By: /s/ THOMAS F. SCHWARTZ Thomas F. Schwartz Chief Financial Officer